Exhibit 99.2

Introduction

Investor Presentation

March 11, 2008

Louis C. Camilleri

Thank you, Nick. It’s a pleasure to be here and thank you all for coming.

I would like to begin by outlining what will be covered in today’s presentations, and who will speak on each topic.

My introductory remarks will address the remaining timeline and touch on some key points related to the forthcoming spin-off of Philip Morris International.

Mike Szymanczyk and Dave Beran will then present the ‘new Altria’ that will emerge after the spin-off.

Mike will review Altria’s strategies for achieving sustainable long-term growth and reveal Altria’s shareholder return targets going forward.

Dave will discuss Altria’s productivity initiatives and financial strategy to deliver consistent and substantial shareholder return.

Mike and Dave will then take your questions.

Following our break, I will return to introduce our review of PMI, which will include presentations by André Calantzopoulos and Hermann Waldemer.

André will discuss PMI’s growth strategies and opportunities with a particular focus on our plans for our key brands.

Hermann will review PMI’s productivity initiatives, as well as our plans to exploit the strength of PMI’s balance sheet and its growing cash flow to enhance shareholder returns. We will then field your questions.

As I stated in August, I firmly believe that PMI’s impending separation from Altria will enhance growth and shareholder value by providing:

–	An improved focus on the different market dynamics, competitive frameworks, challenges and opportunities faced by Altria and PMI;

–	A more optimal and efficient capital allocation to enhance shareholder value, coupled with greater flexibility, including an increase in the combined debt capacity of Altria and PMI;

–	Greater transparency leading to the elimination of the sum-of-the-parts discount under which Altria’s common stock has typically traded;

–	A significant reduction in corporate overheads, including the closure of Altria’s corporate headquarters in New York;

–	The creation of a potential acquisition currency in the form of more focused equity that neither of Altria’s tobacco subsidiaries has had available prior to the spin-off; and

–	A tighter alignment of compensation and rewards with the performance of each entity.

The distribution will be made on March 28, 2008, to Altria shareholders of record as of 5:00 p.m. New York City Time on March 19, 2008.

Altria will distribute one share of PMI stock for every share of Altria common stock outstanding at 5:00 p.m. New York City Time on the record date.

Trading will begin for PMI stock on March 31, 2008, on the New York Stock Exchange under the symbol “PM”, while Altria will continue trading under the symbol “MO”.

Altria will begin mailing an Information Statement to all holders of Altria common stock as of the record date. Included in the Information Statement are the procedures by which the distribution will be effected and other details of the transaction, together with comprehensive data on PMI.

With the completion of the spin-off later this month, the diversified consumer products conglomerate that was built over four decades, and became the world’s most profitable consumer products company, will no longer exist as we have known it.

In its place will be three independent, focused and thriving entities . . . the already-independent Kraft Foods, the soon-to-be independent Philip Morris International and the new Altria.

All three are in the top-ten list of the most profitable global consumer products companies, based on the latest available data, and I firmly believe that all three are poised to accelerate their growth momentum in the years ahead.

Over the five-year period from December 31, 2002, to December 31, 2007, Altria’s total shareholder return, including Kraft throughout, was 181.8%, a four-and-a-half fold increase versus the S&P 500 return of 40.4% during the same period.

Although the overall market has been severely depressed to-date, Altria – down about 1% – has actually held up remarkably well when compared to the S&P 500 – down nearly 13%.

Over the same five-year period, our market capitalization increased by $123 billion, to reach a pro-forma level of approximately $206 billion at year-end 2007, including Kraft . . . placing us at number seven among the S&P 500 companies by market capitalization in 2007, also including Kraft.

Today is not about the past, but the future . . . and I want to assure you that our relentless focus on growth and returns to shareholders will continue going forward. We have maintained a pristine balance sheet, and our projections for 2008 earnings per share growth rates are robust.

For the full-year 2008, Altria forecasts diluted earnings per share from continuing operations will grow approximately 9% to 11% from a 2007 adjusted base of $1.50, excluding PMI, which will be accounted for as a discontinued operation.

PMI forecasts full-year 2008 diluted earnings per share from continuing operations will grow approximately 12% to 14% at prevailing January exchange rates, from a 2007 pro-forma adjusted base of $2.78.

These forecasts exclude the impact of any potential future acquisitions or divestitures, Altria’s approximately $400 million pre-tax gain on the sale of its headquarters in New York City, $400 million in pre-tax charges related to the tender offer for Altria’s notes and a number of other factors detailed in our 2007 year-end news release.

We have announced dividend policies, initial dividend rates and share repurchase programs for Altria and PMI post-spin, and these will be discussed in more detail by Dave and Hermann.

Before proceeding, I want to say a few words about the other speakers today . . . Mike, André, Dave and Hermann.

As you know, Mike will serve as Chairman and Chief Executive Officer of Altria, following my resignation from those positions to serve in a similar role at PMI. I have known Mike and worked closely with him for more than 12 years, and have the highest regard for his immense business acumen, intellect, courage and leadership qualities. I have no doubt that he will flourish in his new role and lead Altria to ever-greater heights. Mike has been the Chief Executive Officer of PM USA since 1997, having joined the company in 1990 as Senior Vice President of Sales. Prior to that he had extensive consumer products experience at P&G and Kraft, particularly in sales and marketing.

I am delighted that André has agreed to serve as Chief Operating Officer of PMI, reporting to me. André has served as President and CEO of PMI since March 2002. I actually hired André back in 1985 and he has since worked extensively across Central Europe before becoming President of the Eastern Europe region in 1999. André is an engineer by background and complements this with a creative flair and drive for results. I could not select a better partner to guide PMI going forward.

Following the spin-off, Altria and PMI will be blessed with what I would characterize as two “accomplished and complete” chief financial officers. Indeed, both Dave and Hermann have built on their vast financial experience with operational roles and each of them has accumulated a thorough understanding of our businesses and industry.

Dave will serve as Chief Financial Officer for the new Altria. He joined the company in 1976. He assumed his current position as PM USA’s CFO in July 2007, and before that was executive vice president for finance, planning and information from 2005. He served as executive vice president of strategy, communications and consumer contact from 2002 to 2005, and was PM USA’s Senior Vice President of Operations from 2000 through 2002.

Hermann will serve as CFO of PMI. He assumed his current position in September 2005. He was previously President of PMI’s Western Europe region, and prior to that, was Managing Director of France and then Germany in a career at PMI that has spanned 21 years.

This is essentially my last public engagement in my current capacity and, accordingly, I would like to take this opportunity to express my profound gratitude for your keen interest and support during the last six challenging and exciting years during which I had the privilege to lead Altria.

We have had our fair share of highs and lows, but they have definitely been thrilling and rewarding years, and I am proud of what the company has achieved in this period. I look forward to an exciting future at PMI and to witnessing the growth of the new Altria in the years ahead.

And now, it is my pleasure to introduce Mike …

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